SCHEDULE A TO THE
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

of

FIRST LIBERTY POWER CORP.

(Pursuant to NRS 78.195 and 78.1955 of the Nevada Revised Statutes)

First Liberty Power Corp., a corporation organized and existing under the laws of the State of Nevada (the “Company”), hereby certifies that the Board of Directors of the Company (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors under NRS 78.195 and 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Articles of Incorporation and Bylaws, each as amended through the date hereof, has and hereby authorizes a series of the Company's previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

1.	DESIGNATION AND AMOUNT

1.1	The designation of this series, which consists of 5,000,000 shares of Preferred Stock, is the Series A Preferred Stock (the “Series A Preferred Stock”).

2.	RANKING OF SERIES A PREFERRED STOCK

2.1
The Series A Preferred Stock shall be entitled to a preference over all of the shares of common stock (the “Common Stock”) of the Company and shall rank pari passu with any other series of the Company’s Preferred Stock, with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

3.	DIVIDENDS

3.1	The holders of Series A Preferred Stock shall not be entitled to receive any dividends.

4.	VOTING RIGHTS

4.1
Except with respect to matters which adversely affect the holders of Series A Preferred Stock, as required by law, or as required by the Articles of Incorporation, the holders of Series A Preferred and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

(a)	holders of Common Stock shall have one vote per share of Common Stock held by them; and

(b)	holders of Series A Preferred Stock shall have 8o votes per share of Series A Preferred Stock held by them.

4.2	In the event the Company at any time or from time to time after the original date of issuance of the Series A Preferred Stock shall:

(a)	subdivide, redivide or change its outstanding Common Stock into a greater number of shares;

(b)	reduce, combine or consolidate its outstanding Common Stock into a smaller number of shares; or

(c)	declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock,

then the number of votes per share of Series A Preferred Stock shall be proportionately increased or decreased, as applicable, concurrently with the effectiveness of such subdivision, consolidation, stock dividend or stock distribution.

5.	CONVERSION

5.1	Definitions

For the purposes of Section 5, the following terms shall have the following meanings:

(a)	“Conversion” means the conversion of Series A Preferred Stock into Common Stock pursuant to Section 5.2 of this Certificate of Designation;

(b)	“Conversion Notice” means a notice to be delivered to the Company pursuant to Section 5.2 of this Certificate of Designation;

(c)	“Conversion Rate” means 1 share of Common Stock for each one share of Series A Preferred Stock, adjusted, if necessary, for any of the following on a cumulative basis:

(i)	if and whenever at any time from the date hereof, the Company shall:

A.	subdivide, redivide or change its outstanding Common Stock into a greater number of shares;

B.	reduce, combine or consolidate its outstanding Common Stock into a smaller number of shares;

C.	declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock,

the Conversion Rate shall be adjusted immediately after the effective date of the events referred to in A, B or C above by multiplying the then current Conversion Ratio by a fraction the numerator of which shall be the total number of Common Stock outstanding immediately after such date and the denominator of which shall be the total number of Common Stock outstanding immediately prior to such date. Such adjustment shall be made successively whenever any event referred to in this subsection shall occur; and

(ii)
at any time from the date hereof and prior to the Conversion of all of the issued and outstanding Series A Preferred Stock into Common Stock, there is a reclassification or redesignation of the Common Stock or a capital reorganization of the Company other than as described in Section 5.1(c)(i) or a consolidation, arrangement, amalgamation or merger of the Company with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance of the property and assets of the Company  as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity, any holder of Series A Preferred Stock who has not exercised his right of Conversion in accordance with Section 5.2 prior to the effective date of such reclassification, redesignation, capital reorganization, consolidation, arrangement, amalgamation, merger, sale or conveyance, upon the exercise of such right thereafter, shall be entitled to receive and shall accept, for each Series A Preferred Stock to be then converted, in lieu of the number of shares of Common Stock then sought to be issued to such holder, the number of shares or other securities or property of the Company or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation, arrangement, or consolidation, or to which such sale or conveyance may be made, as the case may be, that such holder of Series A Preferred Stock would have been entitled to receive on such reclassification, redesignation, capital reorganization, consolidation, arrangement, amalgamation, merger, sale or conveyance, if, on the record date or the effective date thereof, as the case may be, such holder had been the registered holder of the number of Common Stock receivable upon the Conversion of the Series A Preferred Stock.

5.2	Conversion

At any time after issuance, a holder of any Series A Preferred Stock may elect to convert some or all of his Series A Preferred Stock to Common Stock by delivering a written notice (a “Conversion Notice”) to the Company at its head office. The Conversion Notice shall specify the number of shares of Series A Preferred Stock that the holder desires to convert, shall be signed by the registered holder of those shares, shall be accompanied by the certificate or certificates representing the Series A Preferred Stock to be converted, duly endorsed for transfer, and shall state therein the name or names in which the certificate or certificates for the Common Stock of the Company are to be issued. The Conversion of the Series A Preferred Stock specified in the Conversion Notice shall occur as of the date that the Conversion Notice is delivered to the Company (the “Conversion Date”). The Company shall, as soon as practicable thereafter but in no event later than 10 days after the date of delivery of the Conversion Notice, deliver to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Stock, calculated at the Conversion Rate, to which such holder shall be entitled.

5.3	Certain Rights

From and after the date of any Conversion, all rights of the holders of Series A Preferred Stock as such holders shall cease (except for any right to receive Common Stock pursuant to a Conversion) and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

6.	STATUS OF CONVERTED SHARES

6.1	In the event any Series A Preferred Stock shall be Converted pursuant to Section 5 hereof, the shares of
Series A Preferred Stock so Converted shall be cancelled and shall not be re-issued by the Company.

7.	PROTECTION PROVISIONS

7.1
So long as any shares of Series A Preferred Stock are outstanding, the Company shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent from shareholders holding no less than a majority of the outstanding shares of Series A Preferred Stock):

(a)	alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;

(b)	alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Preferred Stock;

(c)	enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(d)	cause or authorize any subsidiary of the Company to engage in any of the foregoing actions.

8.	MISCELLANEOUS

8.1
Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any certificate(s) for Series A Preferred Stock and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation of the certificate(s) (surrendered for cancellation), the Company shall execute and deliver new certificate(s) for Series A Preferred Stock of like tenor and date.

8.2
Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the shareholders holding no less than a majority of the outstanding shares of Series A Preferred Stock, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company this 31st day of March, 2014.

FIRST LIBERTY POWER CORP.

/s/ Don Nicholson
President
First Liberty Power Corp